EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors

Oracle Corporation:

We consent to the use of our report dated February 28, 2006, with respect to the consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, included in this current report on Form 8-K of Oracle Corporation.

/s/ KPMG LLP

Mountain View, California

February 28, 2006